Exhibit 99.1


THE COCA-COLA COMPANY
NEWS RELEASE                              Media Relations Department
                                          P.O. Box 1734, Atlanta, Georgia 30301
                                          Telephone (404) 676-2121

FOR IMMEDIATE RELEASE                     CONTACT: Sonya Soutus
                                                   (404) 676-2683


                 STEVEN J. HEYER TO LEAVE THE COCA-COLA COMPANY
                 ----------------------------------------------


         ATLANTA, June 9, 2004 -- The Coca-Cola Company and Steven J. Heyer, president and chief operating officer, today announced that by mutual agreement Mr. Heyer will be leaving the Company after an orderly transition period.

         E. Neville Isdell, chairman and chief executive officer, said, "In discussions over the past week, Steve and I have looked at how he could best realize his personal goals given my election as chairman and chief executive officer of this Company. We agreed that Steve could best realize his aspirations by pursuing opportunities outside of the Company and we both also want to see his important work during the past three years transitioned in a professional and mutually beneficial manner. I am pleased that he has agreed to continue in his role as president and chief operating officer to effect an orderly transition over the next several months.

         "Steve has made meaningful contributions to The Coca-Cola Company and has been instrumental in helping to position the Company for the future. Over the last three years, Steve has been a key contributor to framing and implementing the six strategic priorities the Company has been pursuing with great success. On behalf of everyone at Coca-Cola, I want to thank Steve for his contributions and wish him and his family all the best as he goes on to what we know will be great achievements," Isdell said.

         Mr. Heyer said: "I have enjoyed my tenure at The Coca-Cola Company and am proud of what we have been able to accomplish. I believe that The Coca-Cola Company today is on a well-conceived strategic course and is hitting its stride both
                                    - more -
financially and operationally. With outstanding new senior leadership coming on board, this is the right time for me to pursue new opportunities. Over the months ahead, I will do all I can to help Neville assure a smooth transition."

         The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's best-known brand, the Company markets four of the world's top five soft drink brands, including diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day.

                                       ###